                                                                    EXHIBIT 4.2


                       PREFERRED STOCK PURCHASE AGREEMENT

         THIS PREFERRED STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of this 22nd day of April, 2002 by and among Gray Communications Systems, Inc., a Georgia corporation (the "Company"), and each of the other entities set forth on the signature pages hereto (each, a "Purchaser" and, collectively, the "Purchasers").

                                WITNESSETH THAT:

         WHEREAS, each Purchaser desires to purchase from the Company, and the Company desires to issue and sell to each Purchaser, shares of the Company's Series C Convertible Preferred Stock, no par value, having the terms set forth in the Company's Articles of Amendment to its Articles of Incorporation (the "Articles"), the form of which is attached hereto as Exhibit A ("Series C Preferred Stock").

         NOW, THEREFORE, in consideration of the agreements and obligations contained in this Agreement, the parties hereby agree as follows:

                                   ARTICLE I

                                SALE AND PURCHASE

         1.1. Authorization of the Shares. The Company has, or before the Closing (as defined in Section 1.2) will have, authorized the issue and sale of 4,000 shares of Series C Convertible Preferred Stock, having the terms set forth in the Articles.

         1.2. Purchase and Sale of Series C Preferred Stock. Subject to the terms and conditions hereof, and in reliance upon the representations, warranties and agreements contained herein, at the closing of the transactions contemplated by this Agreement (the "Closing"), the Company shall issue and sell to each Purchaser, and each Purchaser shall purchase from the Company, the number of shares of Series C Preferred Stock set forth next to such Purchaser's name on Exhibit B hereto (the shares to be purchased by each Purchaser hereunder being hereinafter referred to as the "Shares") for the purchase price set forth next to such Purchaser's name on Exhibit B hereto (the purchase price to be paid by each Purchaser hereunder for the Shares being hereinafter referred to as the "Purchase Price"). At the Closing, the Company shall deliver to each Purchaser, against receipt of the Purchase Price, a certificate representing the Shares, which certificate each Purchaser agrees shall bear a legend in substantially the form specified below, it being agreed that the Company shall promptly remove such legend upon the satisfaction of the requirements set forth in clause (1) or
(2) of such legend, to the extent appropriate:

                  "The securities represented by this certificate have been acquired for investment only and have not been registered under the Georgia Securities Act of 1973, as amended (the "Georgia Act"), in reliance on the exemption contained in Section 9(13) of the Georgia Act, have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and have not been registered under any other applicable securities laws. Accordingly, the securities are "restricted securities" within the meaning of said laws. The securities may not be offered, sold, exchanged, pledged, hypothecated or otherwise disposed of in the absence of (1) a registration statement being then in effect under the Securities Act, the Georgia Act and/or any other applicable securities laws; or
                  (2) an opinion of counsel to the shareholder
                  (including any in-house counsel of the
                  shareholder), which counsel must be, and the form and substance of which opinion are, reasonably satisfactory to the issuer, that the transaction is exempt from registration under said laws or is in compliance with said laws. The securities shall not be transferred upon the issuer's books and records except upon compliance with the foregoing. The issuer will furnish without charge to each shareholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class or series of shares authorized to be issued and the qualifications, limitations or restrictions of such preferences and/or rights."

         At the Closing, each Purchaser shall deliver to the Company the Purchase Price by wire transfer of immediately available funds to an account specified in writing by the Company. The Closing shall take place at 10:00 a.m., local time (or as soon thereafter as practicable), on the date hereof or on such other business day on or prior to April 23, 2002 as may be agreed upon by the Company and the Purchasers at the offices of the Company at 4370 Peachtree Road, NE, Atlanta, GA 30319 or such other location as the parties hereto may agree. The date at which the Closing shall occur is hereinafter referred to as the "Closing Date". If the Closing does not occur by April 23, 2002, this Agreement will be terminated forthwith and the parties hereto will have no further obligations to each other under this Agreement, except that the Company shall nevertheless be obligated to make such payments as provided for in Section 8.7 hereof.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchasers that:

         2.1. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and as contemplated by the Confidential Private Placement Memorandum of the Company, dated April 19, 2002 (the "Offering Memorandum"), heretofore furnished to the Purchasers. The Company is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification and being in good standing necessary, other than where the failure to be so qualified and in good standing would not have a "Company Material Adverse Effect," which shall be defined as a material adverse effect on the Company and its subsidiaries taken as a whole, their business, assets, financial condition or results of operations.

         2.2. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 15,000,000 shares of Class A Common Stock, no par value ("Class A Common Stock"), 15,000,000 shares of Class B Common Stock, no par value ("Class B Common Stock"), and 20,000,000 shares of preferred stock, no par value ("Preferred Stock"), of which 1,000 shares have been designated as Series A Preferred Stock, 2,500 shares have been designated as Series B Preferred Stock and 5,000 shares have been designated as Series C Preferred Stock. As of the date hereof, (a) 6,848,467 shares of Class A Common Stock and 8,808,552 shares of Class B Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights and have been offered, issued, sold and delivered by the Company in compliance with all applicable federal and state securities laws; (b) 500 shares of Series A Preferred Stock and 360.5788 shares of Series B Preferred Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, and not subject to preemptive rights and have been offered, issued, sold and delivered by the Company in compliance with all applicable federal and state securities laws; and (c) 1,517,000 shares of Class A Common Stock and 5,294,457 shares of Class B Common Stock were reserved for future issuance pursuant to stock options, warrants and other rights issued to certain officers, employees and other persons including 2,200,000 shares of Class B Common Stock reserved for future issuance upon conversion of the Shares. Except as set forth in Schedule 2.2 hereto or this
Section 2.2, there are no (a) preemptive, conversion or other rights (including registration rights), options, warrants, agreements, restrictions on transfer, arrangements or commitments of any character to which the Company is a party relating to the issued or unissued capital stock of, or other equity interests in, the Company, except with respect to the Series C Preferred Stock in accordance with the provisions of this Agreement, the Registration Rights Agreement and the Articles, (b) phantom equity, equity appreciation or similar rights which permit the holder thereof to participate in the residual equity value of, or appreciation in the equity value of, the Company, (c) securities, instruments or rights which permit the holder thereof, under any circumstances, to vote for the election of members of the Company's board of directors, except for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, or (d) securities, instruments or rights which are, directly or indirectly, convertible into or exercisable or exchangeable for any of the securities, instruments or rights described in clauses (a), (b) or (c) above. The shares of Series C Preferred Stock, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights and free of any liens and encumbrances, other than those created by any Purchaser. The shares of Class B Common Stock issuable upon conversion of the Series C Preferred Stock (the "Conversion Shares") have been duly authorized and validly reserved, are not and will not be subject to any preemptive rights or rights of first refusal, and when issued in accordance with the terms of the Series C Preferred Stock, will be validly issued, fully paid, nonassessable and free of any liens and encumbrances, other than those created by any Purchaser.

         2.3. Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by the Company (including the issuance and sale of the Shares and the issuance of the Conversion Shares). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the issuance and sale of the Shares and the issuance of the Conversion Shares) have been duly authorized by all necessary corporate action on the part of the Company, its directors and shareholders and no other corporate proceedings on the part of the Company, its directors and shareholders are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (including the issuance and sale of the Shares and the issuance of the Conversion Shares). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by each Purchaser, constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited or affected by (a) bankruptcy, insolvency, reorganization, moratorium, liquidation, arrangement, fraudulent transfer, fraudulent conveyance and other similar laws (including court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (b) the refusal of a particular court to grant equitable remedies, including, without limitation, specific performance and injunction relief, and (c) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law).

         2.4.     No Conflict; Required Filings and Consents.

         (a) The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder (including the issuance and sale of the Shares and the issuance of the Conversion Shares) will not, (i) conflict with, breach or violate the Restated Articles of Incorporation or By-Laws of the Company or any of its subsidiaries,
(ii) conflict with or violate any laws in effect as of the date of this Agreement applicable to the Company or any of its subsidiaries or by which any of their respective properties or assets is bound or (iii) result in any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to any other entity any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties or assets is bound, except those with respect to which the Company has obtained any required consent, waiver, approval or authorization. No shareholder of the Company has any preemptive right or rights of first refusal which will be triggered by reason of the issuance of the Shares. Without limiting the generality of the foregoing, no Georgia state takeover statute or similar Georgia statute or regulation applies or purports to apply to this Agreement or any of the transactions contemplated by this Agreement (including the issuance and sale of the Shares and the issuance of the Conversion Shares).

         (b) The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder (including the issuance and sale of the Shares and the issuance of the Conversion Shares) will not, require the Company to obtain any consent, registration, approval, authorization or permit of, to make any filing with, or to give any notification to, any governmental entities (or stock exchange) based on any law in effect as of the date of this Agreement except those which have been or will be timely obtained, made or given or as may be required in connection with the Registration Rights Agreement attached hereto as Exhibit C (the "Registration Rights Agreement").

         2.5.     Reports; Financial Statements.

         (a) The Company has timely filed all forms, reports, statements and schedules required to be filed with the Securities and Exchange Commission (the "SEC") since January 1, 2000. The Company has made available to the Purchasers copies of all reports, registration statements and other filings, together with any amendments thereto, filed by the Company with the SEC since January 1, 2001 through the date immediately prior to the date of this Agreement (the "Company SEC Reports"). As of the respective dates of their filing with the SEC, the Company SEC Reports complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the applicable rules and regulations of the SEC promulgated thereunder, and did not at the time they were filed with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         (b) The consolidated financial statements (including, in each case, any related notes thereto) contained (or incorporated by reference) in the Company SEC Reports (the "Financial Statements") (i) have been prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and show all material liabilities, absolute or contingent, of the Company required to be recorded thereon in accordance with generally accepted accounting principles as at the respective dates thereof and (ii) fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and their consolidated results of operations, stockholder equity and cash flows for the periods indicated, except that any unaudited interim financial statements were subject to normal and recurring year-end adjustments and may omit footnote disclosure as permitted by regulations of the SEC.

         2.6. Absence of Certain Changes. Since December 31, 2001, except to the extent specified in Schedule 2.6, there has not been:


         (a)      Any Company Material Adverse Effect;

         (b) Any damage, destruction or loss of any of the properties or assets of the Company (whether or not covered by insurance) materially adversely affecting the business of the Company;

         (c) Any declaration, setting aside for payment or other distribution in respect of any of the Company's capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company; or

         (d) Any labor trouble materially adversely affecting the business of the Company.

         2.7. No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from any Purchaser in connection with the sale of the Series C Preferred Stock provided for in this Agreement based upon arrangements made by or on behalf of the Company.

         2.8. Subsidiaries. Other than as specified in Schedule 2.8, the Company has no subsidiaries and does not own, directly or indirectly, of record or beneficially any capital stock or equity interest or investment in any corporation, association or business entity. Each of the subsidiaries of the Company is a form of entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is in good standing in each jurisdiction in which the failure to so qualify would have a Company Material Adverse Effect. Each of the subsidiaries of the Company has all requisite power and authority to own the properties owned by it and to carry on its business as now conducted and as presently proposed to be conducted. Except as specified in the Company SEC Reports, all of the issued and outstanding capital stock of, or other equity interests in, each of the subsidiaries of the Company is owned beneficially and of record by the Company, one of its other wholly-owned subsidiaries, or any combination of the Company and/or one or more of its other subsidiaries, in each case free and clear of any liens, charges, restrictions, claims or encumbrances of any nature whatsoever, except for those arising under the Third Amended and Restated Loan Agreement, dated as of September 25, 2001, by and among the Company, the financial institutions signatory thereto and Bank of America, N.A. (the "Senior Credit Facility"); and there are no outstanding subscriptions, warrants, options, convertible securities, or other rights (contingent or other) pursuant to which any of the subsidiaries of the Company is or may become obligated to issue any shares of its capital stock or other equity interests to any person other than the Company and/or one or more of its other wholly-owned subsidiaries. As used in this
Section 2 (unless the context otherwise requires), the term "Company" shall mean the Company and each of its subsidiaries (other than Sarkes Tarzian, Inc.).

         2.9. Outstanding Debt. Neither the Company nor any of its subsidiaries has any outstanding indebtedness for borrowed money except as reflected on the Financial Statements and is not a guarantor or otherwise contingently liable for any such indebtedness, except that the subsidiaries of the Company are guarantors (i) of the Company's 9.25% Senior Subordinated Notes due 2011 (the "Notes") and (ii) under the Senior Credit Facility. There exists no default in any material respect under the provisions of any instrument evidencing any such indebtedness or of any agreement relating thereto.

         2.10. Absence of Liabilities. Other than in connection with the transactions contemplated by this Agreement, neither the Company nor any of its subsidiaries has any liabilities (fixed or contingent, including without limitation any tax liabilities due or to become due), except those which (i) are fully reflected or provided for on the Financial Statements, except as specified in Schedule 2.10, or (ii) were incurred in the ordinary course of business (and which remain outstanding), none of which would, individually or in the aggregate, have a Company Material Adverse Effect.

         2.11. Taxes. The Company has duly filed within the time prescribed by law (including extensions of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with the Internal Revenue Service and (except to the extent that the failure to file would not have a Company Material Adverse Effect) with all other jurisdictions where such filing is required by law; all such tax returns are true and correct in all material respects; and the Company has paid all taxes, interest, penalties, assessments or deficiencies shown to be due or claimed to be due or in respect of such tax returns and reports.

         2.12. Employee Benefits; ERISA. (a) With respect to each employee benefit plan (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by the Company or an "ERISA Affiliate" (as defined below), (i) such plan has been administered and operated in all material respects in compliance with its terms and the applicable requirements of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) which is not covered by an applicable exemption and which has resulted in or would result in a Company Material Adverse Effect has occurred. As used herein, the term "ERISA Affiliate" refers to any organization that is (x) a member of a "controlled group" of which the Company is a member or (y) under "common control" with the Company within the meaning of Section 414(b) and (c) of the Code. (b) Neither the approval or execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (including the issuance and sale of the Shares and the issuance of the Conversion Shares) will (i) entitle any individual to severance pay or (ii) accelerate the time of payment or vesting of, or materially increase the amount of, compensation due to any individual.

         2.13. Contracts. The Company has complied in all material respects with all the material provisions of each currently existing binding contract, obligation, license, agreement, plan, arrangement, commitment or the like (written or oral) of any material nature ("Contract"), and is not in default thereunder or in breach thereof in any material respect nor in receipt of any written claim of default or breach in any material respect by it thereof. The Company does not have any knowledge of any breach or anticipated breach in any material respect by the other parties to any such Contract.

         2.14. Insurance. The Company maintains insurance which is adequate to protect the Company and its financial condition against the risks involved in the business conducted by the Company.

         2.15. Litigation. Except as specified in Schedule 2.15, there is no pending or, to the Company's knowledge, threatened action, suit, proceeding or claim, whether or not purportedly on behalf of the Company, against the Company or its business or assets and in which an unfavorable outcome, ruling or finding in any such matter or for all such matters taken as a whole would have a Company Material Adverse Effect; and the Company has no knowledge of any unasserted claim, the assertion of which is likely and which, if asserted, will seek damages, an injunction or other legal, equitable, monetary or nonmonetary relief which claim individually or collectively with other such unasserted claims if granted would have a Company Material Adverse Effect.

         2.16. Properties; Liens and Encumbrances. Schedule 2.16 contains a complete and correct list of the material real property owned by the Company. The Company has a valid and indefeasible ownership interest in all such real property and all its other material property and assets, free from all mortgages, pledges, liens, security interests, conditional sale agreements, encumbrances or charges, except (i) tax, materialmen's or like liens for obligations not yet due or payable or being contested in good faith by appropriate proceedings and for which an adequate reserve (if required by GAAP) has been made on the Financial Statements; and (ii) for those arising under the Senior Credit Facility. The assets, properties, contracts and rights of the Company include all of the assets, properties, contracts and rights necessary or material to the conduct of its business in the manner as it is currently conducted and that are reflected in the consolidated balance sheet of the Company as at December 31, 2001 (other than assets reflected on such balance sheet that have been sold or disposed of in the ordinary course of business since the date thereof).

         2.17. Leases. The Company enjoys peaceful and undisturbed possession under all material leases, whether for real or personal property (including cable and telecommunication lines), under which the Company is a lessee. All of such leases are valid and subsisting and neither the Company nor, to the knowledge of the Company, the lessor thereunder is in default thereof in any material respect.

         2.18.    Intentionally Omitted.

         2.19. Communications Licenses and Regulations. (a) All of the material certificates, licenses, permits, franchises and other authorizations (collectively, the "Communications Licenses") issued to the Company by the communications regulatory authorities of any federal, state or local government, including, but not limited to, the Federal Communications Commission and state public utility commissions or like agencies (collectively, the "Regulatory Authorities"), are in full force and effect; (b) the Communications Licenses constitute all of the material certificates, licenses, permits, franchises and authorizations necessary or legally required for the conduct of the Company's respective businesses as now being conducted by it, or as it presently intends to conduct in the future; (c) the Company is in compliance in all material respects with any and all applicable material federal, state and municipal statutes, rules, regulations, policies, orders or ordinances (collectively, the "Communications Laws") governing or relating to the Communications Licenses; and
(d) the Company has not received notice of any complaints, charges, investigations, renewal or revocation hearings, or other proceedings that have been initiated or, to the knowledge of the Company, threatened against the Company, nor, to the knowledge of the Company, has any Regulatory Authority proposed, announced, issued or adopted any amendment, modification or change to any Communications Law or Communications License, that would have a material adverse effect on the Company's ability to continue to hold and/or renew or extend any of the Communications Licenses, or would otherwise have a Company Material Adverse Effect. Without limiting the generality of the foregoing, the Company has received no notice of denial or intended denial by the Federal Communications Commission of the Company's request for a six-month extension for digital broadcasting compliance (referred to in the Company's report on Form 10-K for the year ended December 31, 2001).

         2.20. Intellectual Property, etc. The Company has all franchises, permits, licenses and other similar authority necessary for the conduct of its business as now being conducted by it and as presently planned to be conducted, including, but not limited to, all domain names and licenses with respect to third party software or materials, the lack of which would have a Company Material Adverse Effect, and it is not in default in any material respect under any of such franchises, permits, licenses or other similar authority. The Company is the exclusive owner of all right, title and interest in and /or has the valid and legal right to use all material intellectual property and proprietary rights owned or used by the Company, including, without limitation, all material franchises, permits, licenses, software, trademarks, service marks, domain names, trade rights, trade dress, patents, patent applications, copyrights, inventions, know-how and other confidential information, necessary to conduct its business as now being conducted and as presently planned to be conducted, without conflict with or infringement upon any valid rights of others except for infringements or conflicts which would not have a Company Material Adverse Effect. The Company has not received any notice that the conduct of its business infringes upon or conflicts with the asserted rights of others and has no knowledge that any person is infringing upon or in conflict with its asserted rights.

         2.21. Affiliate Arrangements. Schedule 2.21 sets forth all material transactions between the Company and any of its affiliates (as defined in Rule 12b-2 under the Exchange Act).

         2.22. Compliance with Other Instruments and Laws. The Company is not in violation of any term of its Restated Articles of Incorporation or By-Laws, in each case, as in effect on the date hereof. The Company is not in violation of any term of any mortgage, indenture, contract, agreement, instrument, judgment, decree, order, statute, rule or regulation to which the Company is subject and a violation of which would have a Company Material Adverse Effect. The Company has all franchises, permits, licenses and other rights and privileges from governmental authorities necessary to permit it to own its property and to conduct its business as it is presently conducted and as presently contemplated to be conducted, except where the failure to have any such franchises, permits, licenses or other rights or privileges would not have a Company Material Adverse Effect.

         2.23. Environmental and Safety Laws. The Company is not in violation in any material respect of any applicable material statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. To the knowledge of the Company, no violation by the Company is being alleged of any such existing statute, law or regulation that, if substantiated, would have a Company Material Adverse Effect. The Company is not subject to any material liability or obligation relating to the environmental conditions on, under, or about the real property or other properties or assets owned, leased, operated or used by the Company, including without limitation, the air, soil and groundwater conditions at such properties.

         2.24. Registration Rights. Except as will be provided for in the Registration Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any of its securities which may hereafter be issued, except for the Notes. The Company's obligation to register the Notes will not delay (except in connection with any review by the SEC of any filings of the Company) or prevent the Purchasers' ability to exercise the rights granted to them under the Registration Rights Agreement in accordance with the terms set forth therein.

         2.25. Disclosure. Neither this Agreement nor the Offering Memorandum contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER

         3. Representations and Warranties of Each Purchaser. Each Purchaser, severally and not jointly, hereby represents and warrants to the Company that:

         3.1. Organization and Qualification. Such Purchaser is a form of entity duly organized, validly existing and in good standing under the laws of its state of organization and has all requisite power and authority to carry on its business as it is now being conducted.

         3.2. Authority. Such Purchaser has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by such Purchaser. The execution and delivery of this Agreement by such Purchaser and the consummation by such Purchaser of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Purchaser and no other proceedings on the part of such Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Purchaser and, assuming the due authorization, execution and delivery hereof by the Company and each of the other Purchasers, constitutes the legal, valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited or affected by (a) bankruptcy, insolvency, reorganization, moratorium, liquidation, arrangement, fraudulent transfer, fraudulent conveyance and other similar laws (including court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (b) the refusal of a particular court to grant equitable remedies, including, without limitation, specific performance and injunction relief, and (c) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law).

         3.3.     No Conflict; Required Filings and Consents.

         (a) The execution and delivery of this Agreement by the Purchaser does not, and the performance by the Purchaser of its obligations hereunder will not, (i) conflict with, breach or violate the organizational documents of the Purchaser, (ii) conflict with or violate any laws in effect as of the date of this Agreement applicable to the Purchaser or by which any of its properties or assets is bound or (iii) result in any material breach of, or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or any of its properties or assets is bound.

         (b) The execution and delivery of this Agreement by the Purchaser does not, and the performance by the Purchaser of its obligations hereunder will not, require the Purchaser to obtain any consent, registration, approval, authorization or permit of, to make any filing with, or to give any notification to, any governmental entities based on any law in effect as of the date of this Agreement, except those which have been or will be timely obtained, made or given.

         3.4. Acquisition of Shares for Investment. Such Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Shares hereunder. Such Purchaser is an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act. Such Purchaser confirms that it has reviewed the Company SEC Reports and the Offering Memorandum, including the documents attached thereto, and that the

Company has made available to such Purchaser the opportunity to ask questions of the officers and management of the Company and to acquire additional information about the business and financial condition of the Company. Such Purchaser is acquiring the Shares for investment and not with a view toward or for sale in connection with any distribution thereof in violation of any federal or state securities or "blue sky" laws, or with the present intention of distributing or selling such Shares or the Conversion Shares in violation of any federal or state securities or "blue sky" laws. Such Purchaser understands and agrees that neither the Shares nor the Conversion Shares may be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of without registration under the Securities Act or pursuant to an exemption therefrom, and without compliance with state, local and foreign securities laws (in each case to the extent applicable). Such Purchaser understands and agrees that the Shares and the Conversion Shares are "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act ("Rule 144").

         3.5. No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from the Company in connection with the purchase of the Series C Preferred Stock by such Purchaser provided for in this Agreement based upon arrangements made by or on behalf of such Purchaser.

                                   ARTICLE IV

                                    COVENANTS

         4.1. Filing of Articles. On or prior to the Closing Date, the Company shall file with the Secretary of State of the State of Georgia the Articles and they shall be in full force and effect as of the Closing.

         4.2. Listing of Conversion Shares. Prior to the Closing, the Company shall file with the New York Stock Exchange a supplemental listing application relating to the Conversion Shares. The Company shall use best efforts to cause the Conversion Shares to be listed on the New York Stock Exchange as soon as practicable, subject only to official notice of issuance, evidence of which shall be delivered by the Company to each of the Purchasers promptly following receipt thereof.

         4.3. Exchange Act Filings. The Company shall deliver to each Purchaser, as soon as practicable after the filing thereof, all Forms 10-K and 10-Q and proxy statements (and amendments thereto) filed by the Company with the SEC.

         4.4. Reporting Requirements Under the Exchange Act. The Company shall timely file such information, documents and reports as the SEC may require or prescribe under Section 13 of the Exchange Act. The Company acknowledges and agrees that the purposes of the requirements contained in this Section 4.4 are
(a) to enable the Purchasers
to comply with the current public information requirement contained in paragraph
(c) of Rule 144 should any such Purchaser ever wish to dispose of any of the Conversion Shares without registration under the Securities Act in reliance upon Rule 144 (or any other similar exemptive provision) and (b) to qualify the Company for the use of registration statements on Form S-3 (which the Company represents that it is qualified to use as of the date hereof).

         4.5. Availability of Common Stock for Conversion. The Company will reserve 2,200,000 shares of Class B Common Stock for issuance upon conversion of the Shares. The Company will not issue or agree to issue any shares of Class B Common Stock or options, rights or warrants to purchase Class B Common Stock or securities convertible into or exchangeable for Class B Common Stock or take any other action if, after giving effect thereto, the number of shares of Class B Common Stock remaining unissued and duly reserved for issuance upon conversion of the Shares shall be insufficient to permit conversion of all of the Shares.

         4.6. Use of Proceeds. The Company will use the proceeds from the sale of the Shares to repay current amounts outstanding under the Company's revolving credit facility, to pay fees and expenses associated with the offering and sale of the Shares and for other general corporate purposes.

         4.7. Best Efforts. Each of the Company and the Purchasers shall use its best efforts to satisfy the applicable conditions to Closing set forth in
Section 5 hereof.


                                   ARTICLE V

                CONDITIONS PRECEDENT TO EACH PARTY'S OBLIGATIONS

         5.       Conditions to Closing.

         5.1. Conditions Precedent to Obligation of the Company. The obligation of the Company to consummate the Closing shall be subject to the satisfaction (or waiver in writing by the Company) of the following conditions on or prior to the Closing Date:

                  (a) the representations and warranties of each Purchaser contained in this Agreement shall be true and correct in all respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to a prior date);

                  (b) all covenants, agreements and conditions contained in this Agreement to be performed or complied with by each Purchaser on or prior to the Closing shall have been performed or complied with in all respects and at such time such

         Purchaser shall not be in default in the performance of or compliance with any of the provisions of this Agreement;

                  (c) at the time of the Closing, the purchase and sale of the Shares to be purchased by each Purchaser hereunder shall be legally permitted by all laws and regulations to which such Purchaser and the Company are subject;

                  (d) all governmental and regulatory approvals necessary to consummate the Closing shall have been obtained; (e) the Registration Rights Agreement shall have been executed by each of the Purchasers and duly delivered; and

                  (f) except in connection with the Registration Rights Agreement, all authorizations, approvals or permits, if any, of any governmental authority or regulatory body that are now required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement, the conversion of the Shares into Conversion Shares and the issuance of such Conversion Shares upon such conversion shall have been duly obtained and shall be in full force and effect on and as of the Closing.

         5.2. Conditions Precedent to Obligation of Each Purchaser. The obligation of each Purchaser to consummate the Closing shall be subject to the satisfaction (or waiver in writing by such Purchaser) of the following conditions on or prior to the Closing Date:

                  (a) the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to a prior date);

                  (b) all covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company on or prior to the Closing shall have been performed or complied with in all respects and at such time the Company shall not be in default in the performance of or compliance with any of the provisions of this Agreement or of the Articles;

                  (c) at the time of the Closing, the purchase and sale of the Shares to be purchased by each Purchaser hereunder shall be legally permitted by all laws and regulations to which such Purchaser and the Company are subject;

                  (d) all governmental and regulatory approvals necessary to consummate the Closing shall have been obtained;

                  (e) all corporate and other proceedings in connection with the transactions contemplated hereby shall be reasonably satisfactory in substance and form to such Purchaser and the Company shall have delivered a check or made a wire transfer to the Purchaser's outside counsel to satisfy its obligations under Section 8.7, if so requested, prior to the Closing;

                  (f) the Registration Rights Agreement shall have been executed by the Company and each other Purchaser and duly delivered;

                  (g) all outstanding shares of Series A Preferred Stock and Series B Preferred Stock shall have been exchanged on a one-for-one basis for shares of Series C Preferred Stock;

                  (h) each of the other Purchasers shall have funded the portion of the Purchase Price payable by such Purchaser at the Closing in accordance with Section 1.2;

                  (i) except in connection with the Registration Rights Agreement, all authorizations, approvals or permits, if any, of any governmental authority or regulatory body that are now required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement, the conversion of the Shares into Conversion Shares and the issuance of such Conversion Shares upon such conversion shall have been duly obtained and shall be in full force and effect on and as of the Closing;

                  (j) the Company shall have duly filed with the Secretary of State of the State of Georgia the Articles and the Articles shall be in full force and effect and shall not have been further amended; and

                  (k) all taxes imposed by law in connection with the issuance, sale and delivery of the Shares shall have been fully paid, and all laws imposing such taxes shall have been fully complied with.

                                   ARTICLE VI

                               CLOSING DELIVERIES

         6.       Closing Deliveries.

         6.1. Deliveries of the Company. At the Closing, the Company shall deliver, or shall cause to be delivered, to each Purchaser:

         (a) a stock certificate of the Company representing the Shares registered in the name of such Purchaser or its nominee;

         (b) written evidence of the filing of the Articles with the Secretary of State of the State of Georgia;

         (c) an opinion addressed to the Purchasers from Troutman Sanders LLP, special counsel to the Company, dated the Closing Date, and in substantially the form attached as Exhibit D hereto;

         (d) a certificate of the President or a Vice President of the Company, dated the date of the Closing, certifying to the fulfillment of the conditions specified in Section 5.2 (a) and (b);

         (e) if requested, reasonable evidence of the satisfaction of the closing conditions set forth in Section 5.2; and

         (f)      an executed counterpart of the Registration Rights Agreement.

         6.2. Deliveries of Each Purchaser. At the Closing, each Purchaser shall deliver, or shall cause to be delivered, to the Company:

         (a) a certificate of a senior officer of such Purchaser, dated the date of the Closing, certifying to the fulfillment of the conditions specified in Section 5.1(a) and (b);

         (b)      the Purchase Price; and

         (c)      an executed counterpart of the Registration Rights Agreement.

                                  ARTICLE VII

                                 INDEMNIFICATION

         7.1. Indemnification by the Company. The Company shall indemnify, defend and hold harmless each Purchaser and its shareholders, partners, members, directors, managers, officers, employees, agents, representatives and affiliates, without duplication (such Purchaser and the foregoing related parties, collectively, the "Purchaser Indemnitees") from and against all damages, losses, liabilities, claims, actions, suits, proceedings, judgments, taxes, penalties, fines, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses), whether or not resulting from a third party claim (all of the foregoing hereinafter collectively referred to as a "Loss") incurred by any of the Purchaser Indemnitees arising out of or as a result of: (i) any misrepresentation or breach of warranty made by the Company herein or in any document or certificate delivered pursuant hereto; and (ii) any breach or nonfulfillment of any agreement or covenant made by the Company herein or in any document or certificate delivered pursuant hereto.

         7.2. Indemnification by the Purchasers. Each Purchaser shall indemnify, defend and hold harmless the Company and its shareholders, directors, officers, employees, agents, representatives and affiliates, without duplication (the "Company Indemnitees") from and against all Losses incurred by any of the Company Indemnitees arising out of or as a result of: (i) any misrepresentation or breach of warranty made by such Purchaser herein or in any document or certificate delivered pursuant hereto; and (ii) any breach or nonfulfillment of any agreement or covenant made by such Purchaser herein or in any document or certificate delivered pursuant hereto.

         7.3.     Limitations on Indemnification.

                  (a) No payment shall be required to be made by the Company pursuant to clause (i) of Section 7.1 hereof, or by any Purchaser pursuant to clause (i) of Section 7.2 hereof, unless, and except to the extent that, the amount of Loss suffered by the party claiming indemnification in connection with such claim, together with all claims asserted therewith or previously asserted under clause (i) of Section 7.1 or clause (i) of Section 7.2, as the case may be, by such party and/or the indemnitee group to which such party belongs (i.e., the Purchaser Indemnitees or the Company Indemnitees, as applicable), exceeds three percent (3%) of the Purchase Price paid by the Purchaser who is the indemnitee (directly or on behalf of a member of its indemnitee group) or indemnitor of such claim, it being understood that for purposes of measuring the amount of Losses suffered by a Company Indemnitee under clause (i) of Section 7.2 as of any given time, the Company Indemnitee may only include Losses attributable to the Purchaser from whom the Company Indemnitee is seeking to recover at such time. By way of illustration, the percentage referred to in the preceding sentence applicable to Teachers Insurance and Annuity Association of America would be $450,000.

                  (b) Notwithstanding anything to the contrary herein, the maximum amount of Loss suffered, other than out-of-pocket Loss attributable to third-party claims or in respect of breach or nonfulfillment of agreements or covenants, for which a Purchaser (or a member of its indemnitee group) may be indemnified or from whom indemnification may be sought by a Company Indemnitee shall not exceed the total Purchase Price paid by such Purchaser.

                  (c) No right to indemnification may be asserted under clause (i) of Section 7.1 or clause (i) of Section 7.2 after the expiration of 18 months following the Closing Date, except any such rights to indemnification arising out of or in connection with any claim as to which notice has been given on or prior to the expiration of 18 months following the Closing Date. Notwithstanding anything herein to the contrary, a right to indemnification for breach of the representations and warranties set forth in Sections 2.1, 2.3, 2.4, 3.1, 3.2, 3.3 and 3.4 may be asserted under this Article VII indefinitely.

                  (d) Notwithstanding anything herein to the contrary, the rights of indemnification under this Article VII shall not include any matters relating to the rights and obligations of the parties hereto under the Registration Rights Agreement.

                  (e) In each case in which a breach of any representation or warranty creates entitlement to indemnification under this Article VII, the amount of any Loss shall be determined without taking into account any qualification as to materiality or Company Material Adverse Effect contained in any such representation or warranty. The provisions of this Article VII, subject to the limitations set forth herein, shall constitute the sole remedy for breach of any party hereto of any representation, warranty, covenant or agreement by any other party hereto. Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit in any way any party's remedies in respect of fraud or intentional misrepresentation or omission or an intentional breach of this Agreement.

         7.4. Notice and Defense of Claims. The following provisions shall only apply in the event of a third-party claim.

         (a) If any action or proceeding be commenced, or if any claim, demand or assessment be asserted, in respect of which any party (the "Indemnitee") proposes to hold any other party (the "Indemnitor") liable under the indemnity provisions of this Article VII (a "Claim"), the Indemnitee shall notify the Indemnitor in writing of such Claim in a timely manner and, in any event, within any applicable time period specified in Section 7.3; provided, however, that, so long as such notice is given within any applicable time period specified in Section 7.3, an Indemnitee's failure to give timely notice to an Indemnitor shall not constitute a defense (in whole or in part) to any claim for indemnification by such Indemnitee unless, and only to the extent that, such failure results in material prejudice to the Indemnitor. Such Indemnitor shall be entitled, at its sole cost and expense, to contest or defend the same with counsel of its own choosing, reasonably acceptable to Indemnitee, and Indemnitee shall not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the prior written consent of the Indemnitor so long as any Indemnitor is contesting or defending the same in good faith, and Indemnitee (and its successors and assigns) shall cooperate with the Indemnitor in the contest or defense thereof (and the Indemnitor shall reimburse Indemnitee for the Indemnitee's reasonable actual out-of-pocket expenses incurred in connection with such cooperation) and Indemnitee shall enter into any settlement with respect thereto recommended by Indemnitor so long as (x) the amount of such settlement is paid by the Indemnitor (subject to the limitations in Section 7.3), (y) no obligation to perform or refrain from performing any act or to admit to any fault shall be imposed upon Indemnitee by reason thereof and (z) such settlement otherwise is reasonable under the applicable circumstances.

         (b) If (x) the Indemnitee shall have given the Indemnitor at least thirty (30) days prior written notice that, in the event the Indemnitor fails to assume the defense of any Claims as provided in Section 7.4(a), the Indemnitee intends to assume the defense of such Claim and (y) the Indemnitor fails to assume the defense of such Claim as provided in Section 7.4(a) by the end of such thirty (30) day period or such later reasonable time (which shall be such period of time as will not result in material prejudice to the rights of the Indemnitee), then the Indemnitee shall have the right to prosecute and conduct its own defense by a single counsel of its choice (in addition to appropriate local counsel as may be required by the local rules of the applicable jurisdiction), and in connection therewith shall have full right to conduct the defense thereof and to enter into any compromise or settlement thereof with the consent of the Indemnitor (which shall not unreasonably be withheld, conditioned or delayed). Such defense shall be at the reasonable cost and expense of the Indemnitor and the Indemnitor shall reimburse the Indemnitees promptly and periodically for the reasonable costs of defending against such Claim. Notwithstanding Section 7.4(a) and the foregoing sentence, any Indemnitee shall be entitled to conduct its own defense at the reasonable cost and expense of the Indemnitor if not doing so would materially prejudice the Indemnitee by virtue of a conflict between the interest of the Indemnitee and the Indemnitor, and provided further that in any event the Indemnitee may participate in such defense at its own expense.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of law doctrines.

         8.2. Survival. Subject to Section 7.3, the representations, warranties, covenants and agreements made herein shall survive (i) any investigation made by the Purchasers and the Company and (ii) the Closing.

         8.3. Amendment. Any term, covenant, agreement or condition of this Agreement may be amended (either generally or in a particular circumstance and either retroactively or prospectively) by a written instrument signed by the Company and the holders of 50% or more of the Conversion Shares issued or issuable upon conversion of the Shares, but in no event shall the obligations of any Purchaser hereunder be increased, nor shall any right of a Purchaser in respect of a post-Closing covenant under Article V, or any right of a Purchaser (or a member of its indemnitee group) under Article VII be decreased, except upon such Purchaser's written consent. The foregoing shall not limit the right of any single Purchaser to seek to enforce on its behalf or on behalf of all Purchasers in respect of any agreement or covenant of the Company hereunder.

         8.4. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party hereto under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party hereto of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing.

         8.5. Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights or obligations hereunder shall be assigned or delegated by the Company without the prior written consent of the Purchasers. Prior to the Closing, any Purchaser may assign or delegate this Agreement or any rights or obligations hereunder to any affiliate of such Purchaser, provided that such assignee assumes all of the obligations of such assigning Purchaser hereunder and executes a joinder agreement to this Agreement. After the Closing, any Purchaser may assign or delegate this Agreement or any rights or obligations hereunder to any permitted transferee or assignee of such Purchaser's Shares that is an "accredited investor" or a "qualified institutional buyer" (as defined in Rule 501 and Rule 144A, respectively, promulgated under the Securities Act) and otherwise in compliance with applicable federal and state securities laws and exemptions therefrom. In any of the foregoing events, such Purchaser shall remain obligated under this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein. For purposes of this Agreement, each of (x) the Gabelli Funds and (y) the Capital Research and Management Company entities listed on the signature pages hereto shall be treated as one Purchaser, unless the context otherwise requires.

         8.6. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be personally delivered, mailed by registered or certified mail, postage prepaid, return receipt requested, delivered by a nationally recognized overnight courier or sent by facsimile transmission with receipt confirmed, addressed to the applicable party at its address set forth next to its name on the signature page hereto (or such other address as such party shall hereafter specify by written notice in writing to the other parties hereto). Any such notice or communication shall be deemed to have been received (A) in the case of personal delivery or facsimile transmission, on the date of such delivery or transmission, (B) in the case of a nationally recognized overnight courier, on the next business day after the date when sent, and (C) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

         8.7. Expenses. The Company shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transactions contemplated hereby, and the Company will pay (at Closing, if requested, or upon any termination of this Agreement as contemplated by Section 1.2) all the reasonable fees, charges and disbursements of one firm of outside counsel representing the Purchasers, with respect to this Agreement and the transactions contemplated hereby.

         8.8. Entire Agreement. This Agreement (including the schedules and exhibits hereto) and the documents referred to herein or delivered pursuant hereto or pursuant to such documents, including all exhibits and schedules thereto, contain the entire understanding of the parties with respect to their subject matter and supersede all prior agreements and understandings among the parties with respect to their subject matter. References herein to schedules to this Agreement shall refer to the schedules contained in the Disclosure Letters provided by the Company and the Purchasers, respectively, immediately prior to the execution of this Agreement. The Company's schedules may cross-reference applicable sections or pages of the Company SEC Reports.

         8.9. Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The obligations of the Purchasers hereunder are several. No Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other Purchaser hereunder or under the Registration Rights Agreement.

         8.10. Headings. The section and other headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

         8.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

                  [remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GRAY COMMUNICATIONS SYSTEMS, INC.               4370 Peachtree Road, NE
                                                Atlanta, GA 30319
                                                Facsimile:  (404) 261-9607
                                                Attention:  James C. Ryan
By:  /s/  James C. Ryan
   ------------------------------
   Name:  J.C. Ryan
   Title: V.P. - CFO

TEACHERS INSURANCE AND ANNUITY                  Teachers Insurance and Annuity
    ASSOCIATION OF AMERICA                      Association of America
                                                Attn: John Goodreds
                                                730 Third Avenue
                                                New York, NY  10017
By:  /s/ John Goodreds                          Facsimile:  (212) 916-6582
   ------------------------------
   Name:  John Goodreds
   Title: Associate Director - Private
          Placements

CONTINENTAL CASUALTY COMPANY                    Attn:   Investments
                                                333 South Wabash Avenue
                                                CNA Plaza - 23 South
                                                Chicago, IL  60685
By:  /s/  Marilou R. McGirr                     Facsimile:  (312) 817-1680
   ------------------------------
   Name:  Marilou R. McGirr
   Title: Vice President

AMERICAN HIGH INCOME TRUST                     Capital Research and
                                               Management Company
                                               Attn: Michael J. Downer
                                               333 South Hope Street, 33rd Floor
By:  CAPITAL RESEARCH AND MANAGEMENT COMPANY   Los Angeles, CA  92821-5823
                                               Facsimile:  (213) 486-9041

By:  /s/  Michael Downer
   -----------------------------------
   Name:  Michael J. Downer
   Title: Vice President and Secretary

AMERICAN FUNDS INSURANCE SERIES-
  HIGH YIELD BOND FUND                         Capital Research and
                                               Management Company
                                               Attn: Michael J. Downer
By:  CAPITAL RESEARCH AND                      333 South Hope Street, 33rd Floor
     MANAGEMENT COMPANY                        Los Angeles, CA  92821-5823
                                               Facsimile:  (213) 486-9041

By:  /s/  Michael Downer
   -----------------------------------
   Name:  Michael J. Downer
   Title: Vice President and Secretary

THE GABELLI EQUITY INCOME FUND                  Gabelli Funds
                                                Attn: Jim McKee
                                                1 Corporate Center
                                                Rye, NY  10580
By:  /s/  Bruce Alpert                          Facsimile:  (914) 921-5384
   ------------------------------------------
   Name:  Bruce N. Alpert
   Title: Vice President and Treasurer

THE GABELLI SMALL CAP GROWTH FUND               Gabelli Funds
                                                Attn: Jim McKee
                                                1 Corporate Center
                                                Rye, NY  10580
By:  /s/  Bruce Alpert                          Facsimile:  (914) 921-5384
   ------------------------------------------
   Name:  Bruce N. Alpert
   Title: Vice President and Treasurer

THE GABELLI GLOBAL MULTIMEDIA TRUST INC.         Gabelli Funds
                                                 Attn: Jim McKee
                                                 1 Corporate Center
                                                 Rye, NY  10580
By:  /s/  Bruce Alpert                           Facsimile:  (914) 921-5384
   ------------------------------------------
   Name:  Bruce N. Alpert
   Title: Vice President and Treasurer

THE GABELLI CONVERTIBLE SECURITIES FUND, INC.    Gabelli Funds
                                                 Attn: Jim McKee
                                                 1 Corporate Center
                                                 Rye, NY  10580
By: /s/  Bruce Alpert                            Facsimile:  (914) 921-5384
   ------------------------------------------
   Name:  Bruce N. Alpert
   Title: Vice President and Treasurer

THE GABELLI EQUITY TRUST INC.                    Gabelli Funds
                                                 Attn: Jim McKee
                                                 1 Corporate Center
                                                 Rye, NY  10580
By: /s/  Bruce Alpert                            Facsimile:  (914) 921-5384
   ------------------------------------------
   Name:  Bruce N. Alpert
   Title: Vice President and Treasurer

                                    EXHIBIT B

PURCHASER                                     NUMBER OF SHARES        PURCHASE PRICE
Teachers Insurance and                             1,500               $15,000,000
Annuity Association of
America

Continental Casualty Company                         550               $ 5,500,000

American High Income Trust                           300               $ 3,000,000

American Funds Insurance Series,                     300               $ 3,000,000
                                                   -----               -----------
High Yield Bond Fund

         Capital Research and                        600               $ 6,000,000
         Management Company Subtotal

The Gabelli Equity Income Fund                       100               $ 1,000,000

The Gabelli Small Cap                                100               $ 1,000,000
Growth Fund

The Gabelli Global                                   100               $ 1,000,000
Multimedia Trust Inc.

The Gabelli Convertible                              100               $ 1,000,000
Securities Fund, Inc.

The Gabelli Equity Trust Inc.                         90               $   900,000
                                                   -----               -----------

         Gabelli Subtotal                            490               $ 4,900,000
                                                   -----               -----------

         TOTAL                                     3,140               $31,400,000

                       GRAY COMMUNICATIONS SYSTEMS, INC.
                            DISCLOSURE SCHEDULES TO
                  SERIES C PREFERRED STOCK PURCHASE AGREEMENT

Schedule 2.2

         SEE ATTACHED SCHEDULE OF OPTIONS AND WARRANTS.

         The Company is authorized to issue 50,000,000 shares of all classes of stock, of which, 15,000,000 shares are designed Class A Common Stock, 15,000,000 shares are designated Class B Common Stock, and 20,000,000 shares are designated "blank check" preferred stock for which the Board of Directors has the authority to determine the rights, powers, limitations and restrictions. The rights of the Company's Class A and Class B Common Stock are identical, except that the Class A Common Stock has 10 votes per share and the Class B Common Stock has one vote per share. The Class A and B Common Stock receive cash dividends on an equal per share basis.

         The Series A Preferred Stock includes detachable warrants issued to Bull Run Corporation ("Bull Run") to purchase 731,250 shares of Class A Common Stock for $11.92 per share. Of these warrants, 450,000 vested upon issuance, with the remaining warrants vesting in five equal annual installments commencing January 3, 1997, providing the Series A Preferred Stock remains outstanding. The Series A Preferred Stock was originally issued to Bull Run; however, these shares were sold by Bull Run to one of its affiliates in 2001. The holder of the Series A Preferred Stock receives cash dividends at an annual rate of $800 per share. During 2000, the Company redeemed 500 shares of Series A Preferred Stock at a cost of $5.0 million. The liquidation or redemption price of the Series A Preferred Stock is $10,000 per share.

         The Series B Preferred Stock includes warrants to purchase an aggregate of 750,000 shares of Class A Common Stock at an exercise price of $16.00 per share. Of these warrants 450,000 vested upon issuance, with the remaining warrants vesting in five equal annual installments commencing on September 24, 1997. The shares of Series B Preferred Stock were originally issued to Bull Run and to J. Mack Robinson, Chairman of the Board of Bull Run and President and Chief Executive Officer of the Company, and certain of his affiliates. The Company obtained a written opinion from an investment banker as to the fairness of the terms of the sale of such Series B Preferred Stock with warrants. During 2001, Bull Run sold its shares of Series B Preferred Stock to one of the other original Series B Preferred Stock shareholders. The holders of the Series B Preferred Stock receive dividends at an annual rate of $600 per share, with the Company having the option to pay these dividends in cash or in additional shares. The liquidation or redemption price of the Series B Preferred Stock is $10,000 per share. During 2000, the Company issued 11 shares of Series B Preferred Stock as payment of dividends to the holders of its then outstanding Series B Preferred Stock. The liquidation or redemption price of the Series B Preferred Stock is $10,000 per share.

         In addition to the $13.2 million paid for the shares of Sarkes Tarzian, Inc., the Company granted warrants to Bull Run to purchase up to 100,000 shares of the Company's Class B Common Stock at $13.625 per share. These warrants are fully vested and will expire in 10 years if not exercised.

         The Company is authorized by its Board of Directors to purchase up to two million shares of the Company's Class A or Class B Common stock to either be retired or reissued in connection with the Company's benefit plans, including its Capital Accumulation Plan and long-term incentive plan. During 2000 and 1999, the Company purchased 11,361 shares and 20,000 shares of its Class B Common Stock, respectively, under this authorization. The 2000 and 1999 treasury shares were purchased at prevailing market prices with an average effective price of $12.55 and $12.85 per share, respectively, and were funded from operating cash flow.

SCHEDULE 2.6

See page 4 of the Company's Registration Statement on Form S-4 (File No. 333-86068) filed on April 12, 2002 (the "Form S-4")

SCHEDULE 2.8

See the cover page and pages 3 and 4 of the Form S-4

SCHEDULE 2.10

See pages 4, 25 and 26 of the Form S-4

SCHEDULE 2.15

See pages 4, 25 and 26 of the Form S-4 and Item 3 (pages 25-26) of the Company's Annual Report on Form 10-K for the year ended December 31, 2001 (the "Form 10-K")

SCHEDULE 2.16

See Item 2 (pages 22-25) of the Form 10-K

SCHEDULE 2.21

See pages 3, 4 and 25 of the Form S-4 and page 40, Item 11 (pages 72-78), Item 12 (pages 79-80), Item 13 (pages 81-82), Note B (pages 54-55) and Note D (page
59) of the Form 10-K

                                    SUMMARY

GRAY COMMUNICATIONS SYSTEMS, INC.
STOCK OPTION OUTSTANDING
NUMBER OF OPTIONS - SUMMARY - CLASS A
OPTION FORFEITURES UPDATED AS OF DECEMBER 31, 2002

                                                    OPTIONS                                                              OPTIONS
 GRANT        VEST       EXPIRATION     STRIKE    OUTSTANDING     OPTIONS      OPTIONS       OPTIONS     OPTIONS       OUTSTANDING
  DATE        DATE          DATE        PRICE      @12/31/01      AWARDED     EXERCISED     FORFEITED    EXPIRED        @ 3/31/02
--------    --------     ----------    --------   -----------     -------     ---------     ---------    -------       -----------
3/30/95     03/30/97      03/30/00     $ 8.8889          0           0            0             0           0                 0
11/19/98    11/19/00      11/19/03     $17.8125     19,337           0            0             0           0            19,337
                                                  --------------------------------------------------------------------------------
                                                    19,337           0            0             0           0            19,337
                                                  ================================================================================

                                    SUMMARY

GRAY COMMUNICATIONS SYSTEMS, INC.
STOCK OPTIONS OUTSTANDING
NUMBER OF OPTIONS - SUMMARY - CLASS B
Option Forfeitures updated as of December 31, 2002

                                                        OPTIONS                                                          OPTIONS
 GRANT        VEST      EXPIRATION      STRIKE        OUTSTANDING     OPTIONS      OPTIONS       OPTIONS     OPTIONS   OUTSTANDING
  DATE        DATE         DATE          PRICE         @12/31/01      AWARDED     EXERCISED     FORFEITED    EXPIRED    @ 3/31/02
--------    --------    ----------     ---------      -----------     -------     ---------     ---------    -------   -----------
12/12/96    12/12/98     12/12/01      $ 10.5833                0           0             0             0          0             0
02/12/97    02/12/99     02/12/02      $ 12.5000           10,500           0             0             0    (10,500)            0
9/25/97      9/25/99      9/25/02      $ 14.5000          343,545           0             0             0          0       343,545
02/12/98    02/12/00     02/12/03      $ 14.5000           10,500           0             0             0          0        10,500
10/5/98      10/5/00      10/5/03      $ 14.5000           11,250           0             0             0          0        11,250
11/19/98    11/19/00     11/19/03      $ 14.0000          106,750           0             0             0          0       106,750
2/12/99      2/12/01      2/12/04      $ 14.1875           10,500           0             0             0          0        10,500
11/18/99    11/18/01     11/18/04      $ 12.7500          168,700           0             0             0          0       168,700
2/11/00      2/11/02      2/11/05      $ 13.0000           10,500           0             0             0          0        10,500
02/21/00    02/21/02     02/21/05      $ 13.0000            2,500           0             0             0          0         2,500
5/25/00      5/25/00      5/25/05      $ 10.1250          771,185           0             0             0          0       771,185
09/21/00    09/21/00     09/20/05      $ 10.7500           80,000           0             0             0          0        80,000
10/26/00    10/26/02     10/26/05      $ 13.0000           10,500           0             0             0          0        10,500
10/11/01    10/11/03     10/11/06      $ 12.7400            6,000           0             0             0          0         6,000
12/6/01      12/6/03      12/6/06      $  9.9500           29,500           0             0             0          0        29,500
01/07/02    01/07/04     01/07/07      $ 11.2300                0     325,700             0             0          0       325,700

Directors:
11/18/99    01/01/00     01/31/01      $ 12.7500                0           0             0             0          0             0
10/26/00      1/1/01      1/31/02      $ 13.0000           37,500           0             0       (37,500)         0             0
12/06/01    01/01/02     01/31/03      $  9.9500           25,000           0             0             0          0        25,000
                                                      ----------------------------------------------------------------------------
                                                         1,634,430    325,700             0       (37,500)   (10,500)    1,912,130
                                                      ============================================================================

                                    SUMMARY

GRAY COMMUNICATIONS SYSTEMS, INC.
WARRANTS OUTSTANDING
NUMBER OF WARRANTS -- SUMMARY -- CLASS A
Warrant Forfeitures updated as of December 31, 2000


                                             WARRANTS                                                     WARRANTS
GRANT      VEST      EXPIRATION   STRIKE   OUTSTANDING   WARRANTS   WARRANTS     WARRANTS     WARRANTS   OUTSTANDING
DATE       DATE         DATE      PRICE    @ 12/31/01    AWARDED    EXERCISED    FORFEITED    EXPIRED    @ 3/31/02
--------------------------------------------------------------------------------------------------------------------
1/3/96                            $ 11.92     731,250                                                        731,250
9/24/96                           $ 16.00     750,000                                                        750,000
                                           -------------------------------------------------------------------------
                                            1,281,250           0           0             0           0    1,481,250
                                           =========================================================================

GRAY COMMUNICATIONS SYSTEMS, INC.
WARRANTS OUTSTANDING
NUMBER OF WARRANTS -- SUMMARY -- CLASS B
Warrant Forfeitures updated as of December 31, 2000


                                             WARRANTS                                                     WARRANTS
GRANT      VEST      EXPIRATION   STRIKE   OUTSTANDING   WARRANTS   WARRANTS     WARRANTS     WARRANTS   OUTSTANDING
DATE       DATE         DATE      PRICE    @ 12/31/01    AWARDED    EXERCISED    FORFEITED    EXPIRED    @ 3/31/02
--------------------------------------------------------------------------------------------------------------------
3/1/99                            $ 13.63     100,000                                                        100,000
                                           -------------------------------------------------------------------------
                                              100,000           0           0             0           0      100,000
                                           =========================================================================

These warrants are associated with the Sarkes Tarzian option and they will vest upon exercise of that option.